EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to the eGain Communications Corporation 2005 Stock Incentive Plan and eGain Communications Corporation 2005 Management Stock Option Plan, of our report dated August 8, 2003, with respect to the consolidated financial statements and schedule of eGain Communications for the year ended June 30, 2003, included in the Annual Report (Form 10-K) for the year ended June 30, 2005, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California

November 17, 2005